Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in its Registration Statements (Form S-8 Nos. 333-147149 and 333-168800, and Form S-3 No. 333-180290) of Remark Media, Inc. of our report dated April 15, 2013 related to the consolidated financial statements as of December 31, 2012 and 2011, and for the years then ended, included in this Annual Report on Form 10-K.

/s/ Cherry Bekaert LLP

Atlanta, GA

April 15, 2013